Exhibit 5.3

March 7, 2012

Concho Resources Inc.

550 West Texas Avenue, Suite 100

Midland, Texas 79701

RE:	Post-Effective Amendment No. 2 to Registration Statement (File No. 333-161809) on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Concho Resources Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-3 (the “Initial Registration Statement”) filed on September 9, 2009, as amended by Post-Effective Amendment No. 1 to the Initial Registration Statement (“Amendment No. 1”) filed with the Commission on December 7, 2010, and as further amended by Post-Effective Amendment No. 2 to the Initial Registration Statement (“Amendment No. 2” and, together with the Initial Registration Statement and Amendment No. 1, the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”). Amendment No. 2 relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), of full and unconditional guarantees (the “Guarantees”) by the Company’s subsidiaries listed as co-registrants in the Registration Statement (the “Subsidiary Guarantors”) of the Company’s debt securities.

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.

In connection with the opinions expressed herein, we have examined, among other things, the (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement, (iii) the Prospectus, (iv) the senior indenture and the first supplemental indenture thereto, each dated as of September 18, 2009, the second supplemental indenture thereto, dated as of November 3, 2010, the third supplemental indenture thereto, dated as of December 14, 2010, the fourth supplemental indenture thereto, dated as of May 23, 2011 and the fifth supplemental indenture thereto, dated as of December 12, 2012 , by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (collectively, the “Senior Indenture”), (v) the form of Subordinated Indenture (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”) filed as an exhibit to the Registration Statement and (vi)

March 7, 2012 Page 2

the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with this opinion, we have assumed that:

1.	the Registration Statement, and any amendments thereto (including Amendment No.1, Amendment No. 2 and any other post-effective amendments), will have become effective;

2.	a supplement to the Prospectus (a “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Guarantees offered thereby;

3.	all Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;

4.	a definitive purchase, underwriting or similar agreement with respect to any Guarantees offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

5.	the Indentures relating to the Guarantees will be duly authorized, executed and delivered by the parties thereto;

6.	the Subsidiary Guarantors are duly incorporated or organized under the laws of and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization; and

7.	each person signing the Indentures will have the legal capacity and authority to do so.

Based upon and subject to the foregoing, we are of the opinion that when (a) the applicable Indenture relating to the Guarantees has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the board of directors of the Company (or a

March 7, 2012 Page 3

committee thereof) (the “Board”) and the sole member or manager of each of the Subsidiary Guarantors have taken all necessary corporate action to approve the issuance and terms of any such Guarantees, (c) the terms of such Guarantees and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Subsidiary Guarantors and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company or the Subsidiary Guarantors, and (d) such Guarantees have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the applicable Prospectus Supplement and upon payment of the consideration for such Guarantees as provided for in the applicable definitive purchase, underwriting or similar agreement, such Guarantees will be legally issued and will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles and covenants of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indentures that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of Texas, the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.